EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ORBCOMM Inc.:

We consent to the use of our reports of ORBCOMM Inc. and subsidiaries (the Company) with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows and changes in equity and comprehensive loss for each of the years in the two-year period ended December 31, 2010, and the related financial schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Company, incorporated by reference herein.

Our report on the consolidated financial statements refers to a change in the method of accounting for noncontrolling interests due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of January 1, 2009.

/s/ KPMG LLP

New York, New York
June 15, 2011